UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2012

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-34034	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (800) 734-4667

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

In accordance with general instruction B.2. of Form 8-K, the following information is furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934.

Regions executives are scheduled to make a presentation at the 2012 Goldman Sachs Financial Services Conference on Wednesday, December 5, 2012 beginning at 9:30 a.m. ET.

A copy of the visual presentation is being furnished as Exhibit 99.1 to this report, substantially in the form intended to be used. Exhibit 99.1 is incorporated by reference under this Item 7.01. Such visual presentation materials also will be available on Regions’ web site at www.regions.com.

Item 8.01	Other Events.

On November 30, 2012, Regions entered into an agreement with a third party investor in Regions Asset Management Company, Inc., a real estate investment trust, pursuant to which the investment was fully redeemed. This resulted in extinguishing a $203 million liability, including accrued, unpaid interest, as well as incurring early termination costs of approximately $42 million on a pre-tax basis. This will result in approximately $38 million in after tax expense for the fourth quarter.

Excluding the early termination costs, during 2012 Regions incurred approximately $28 million of non-interest expenses related to this liability. Approximately $13 million in non-interest expense occurred during the first quarter of the year and approximately $15 million occurred from January through November, the latter of which was not deductible for income tax purposes. These costs will no longer recur.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The exhibit listed in the exhibit index is furnished pursuant to Regulation FD as part of this current report on Form 8-K and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934.

Exhibit Index

Exhibit No.	Exhibit

99.1	Visual Presentation of December 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ Fournier J. Gale, III
Name:	Fournier J. Gale, III
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Date: December 5, 2012